Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Regarding this registration statement of Eagle Broadband, Inc., on Form S-1, we consent to the reference of our firm under the caption Experts and the incorporation by reference of our report dated October 26, 2006, relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K for the year ended August 31, 2006.

/s/LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

Houston, Texas
May 30, 2007